Exhibit 10.1

2013 Target Bonus Awards

	2013 Target Bonus
Name and Title	Percentage of 2013 Base Salary	Total Target Bonus
Charles J. Link, Jr., M.D. Chairman of the Board and Chief Executive and Scientific Officer	55%	$297,440
Nicholas N. Vahanian, M.D. President and Chief Medical Officer	45%	$189,000
Gordon H. Link, Jr. Chief Financial Officer	35%	$100,310
W. Jay Ramsey, M.D., Ph.D. Quality Assurance Officer	30%	$85,140